Exhibit 10.2
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of the Commencement Date, by and between MEDCATH CORPORATION, a Delaware corporation (the “Company”), and PHIL MAZZUCA (“Executive”).
R E C I T A L S
     The Company desires to employ Executive to serve as an Executive Vice President and as its Chief Operating Officer, and Executive is willing to accept such employment and perform services for the Company, all on the terms and conditions hereinafter set forth.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
     1. Employment.
          1.1 Position. Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive during the term hereof as an Executive Vice President and as its Chief Operating Officer. In such capacity, Executive shall report to the Chief Executive Officer of the Company (the “CEO”) and shall have the customary powers, responsibilities and authorities of such position and office for corporations of the size and character of the Company, as it exists from time to time and as are assigned by the CEO.
          1.2 Duties. Subject to the terms and conditions of this Agreement, Executive hereby accepts employment with the Company commencing on a date that is mutually agreeable to the Company and Executive that is no later than March 27, 2006 (the “Commencement Date”) and agrees to devote his full working time and efforts, to the best of his ability, experience and talent, to the performance of services, duties and responsibilities in connection therewith. Executive shall perform such duties and exercise such powers, commensurate with his position, as the CEO shall from time to time delegate to him on such terms and conditions and subject to such restrictions as the board of directors of the Company (the “Board”) may reasonably from time to time impose.
          1.3 Outside Activities. Nothing in this Agreement shall preclude Executive (i) from engaging in charitable and community affairs, from managing any passive investment made by him in publicly traded equity securities or other property (provided that no such investment may exceed 5% of the equity of any entity) or (ii) subject to Section 13(b) hereof, from serving as a member of boards of directors or as a trustee of any other corporation, association or entity, so long as in the reasonable determination of the Board none of the activities described in clauses (i) or (ii) interferes with his duties and responsibilities hereunder.
     2. Term of Employment. Executive’s term of employment under this Agreement shall commence on the Commencement Date and, subject to the terms hereof, shall terminate on the third anniversary of the Commencement Date; provided, however, that the term of this Agreement and Executive’s employment hereunder shall be automatically renewed and extended for additional one-year periods commencing on the third anniversary of the Commencement Date and on each anniversary date thereafter, unless the Company or Executive provides written notice to the other party, at least 90 days prior to the expiration of the initial term or any renewal term, of the non-renewal of this Agreement. The Executive and Company agree that this Agreement shall have no force or effect unless and until the Executive commences work as of the Commencement Date, in which event, this Agreement shall become an obligation of the parties hereto as of the Commencement Date.
     3. Compensation.
          3.1 Salary. The Company shall pay Executive a base salary (“Base Salary”) at the rate of $400,000 per annum commencing as of the Commencement Date. Base Salary shall be adjusted annually at the discretion of the Board but in no event shall Base Salary be reduced nor be less than the median base salary for a comparable position at corporations of similar size and character as the Company, as it exists from time to time, and, as increased, shall constitute “Base Salary” hereunder. Base Salary shall be payable in accordance with the normal payroll practices of the Company but no less frequently than monthly.
          3.2 Bonus. For each fiscal year of Executive’s employment hereunder, Executive shall participate in the bonus plan established for the Company’s senior executives. Executive’s target bonus with respect to each such fiscal year shall be equal to 50% of Executive’s Base Salary for such fiscal year (the “Target Bonus”). The Board (or a committee thereof) shall have complete authority to establish all other terms and provisions of the bonus plan, including the performance goals for the bonus plan, the threshold performance required for the payment of any bonus under the plan and the maximum bonus opportunity for Executive under the plan. Bonuses shall be paid within 2-1/2 months following the fiscal year to which they relate, and Executive must be employed by the Company on the day the bonus is payable to be eligible to receive the bonus. Any bonus for Fiscal Year 2006 shall be pro-rated based on Executive’s first day of employment with the Company.
          3.3 Compensation Plans and Programs. Executive shall be eligible to participate in any other compensation plan or program maintained by the Company from time for senior executives of the Company on terms and conditions that are comparable to those applicable to such other senior executives.
     4. Employee Benefits.
          4.1 Employee Benefit Programs, Plans and Practices. The Company shall provide Executive during the term of his employment hereunder with participation in or coverage under all employee pension and welfare benefit programs, plans and practices (commensurate with his position in the Company from time to time and to the extent permitted under any employee benefit plan) which the Company makes available to its senior executives.
          4.2 Vacation and Fringe Benefits. Executive shall be entitled to no less than the number of business days paid vacation in each calendar year which have historically been provided to the Company’s Chief Operating Officer, which shall be taken at such times as are consistent with Executive’s responsibilities hereunder. In addition, Executive shall be entitled to the perquisites and other fringe benefits currently made available to senior executives of the Company, commensurate with his position with the Company.
          4.3 Relocation Expenses. Executive shall become a full-time resident of the Charlotte, North Carolina area no later than the Commencement Date and shall relocate his family to the Charlotte, North Carolina area as soon as practicable thereafter. The Company shall reimburse Executive for all reasonable relocation expenses incurred by Executive and his family upon presentation by Executive of appropriately itemized and approved (consistent with the Company’s policy) accounts of such expenditures. In addition, the Company shall reimburse Executive for the real estate brokerage commission on the sale of Executive’s current principal residence in Tennessee.
     5. Expenses. Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, including, without limitation, expenses for travel and similar items related to such duties and responsibilities. The Company will reimburse Executive for all such expenses upon presentation by Executive from time to time of appropriately itemized and approved (consistent with the Company’s policy) accounts of such expenditures.
     6. Termination of Employment.
          6.1 Termination By the Company Without Cause or By Executive for Good Reason. (a) The Company may terminate Executive’s employment under this Agreement at any time for any reason, provided that any such termination other than for Cause (as defined in Section 6.4 hereof) may only be made upon 30 days prior written notice to Executive. If Executive’s employment under this Agreement is terminated by the Company without Cause (other than as a result of Executive’s death or Permanent Disability (as defined in Section 6.2 hereof)) or if Executive terminates his employment for Good Reason (as defined in Section 6.1(c) hereof), Executive shall receive any payments to which he is entitled under any applicable compensation or employee benefit plan or program in which he participates, including but not limited to those referred to in Section 3.3 hereof. In addition, in the event of any such termination described in the immediately preceding sentence, Executive shall be entitled to receive the following:
     (i) an amount equal to the sum of two times Executive’s Base Salary and one times Executive’s Target Bonus (such amount, the “Severance Payment”);
     (ii) a cash lump sum payment in respect of (x) accrued but unused vacation days (the “Vacation Payment”), (y) compensation earned but not yet paid (including any awarded but deferred Bonus payments) (the “Compensation Payment”), and (z) reasonable expenses incurred under Section 5 but not yet reimbursed (the “Expense Payment”); and
     (iii) continued coverage under the Company’s group medical plan in accordance with the terms thereof for a period ending on the earlier of (A) the second anniversary of the date of termination under this Section 6.1(a) or (B) the date on which Executive becomes covered under comparable benefit plans of a new employer (the “Coverage Period”), provided that Executive shall be required to contribute an amount toward the cost for such coverage during the Coverage Period that is equal to the cost paid by active employees of the Company for coverage under the Company’s group medical plan during the Coverage Period, and for purposes of applying the group health plan coverage continuation requirements of Section 4980B of the Internal Revenue Code of 1986 and Section 601 et seq. of the Employee Retirement Income Security Act of 1974, as amended, the “qualifying event” shall be the termination of the Executive’s employment with the Company.

          (b) The Severance Payment shall be paid by the Company to Executive over the 12 month period following the date of termination in substantially equal installment payments and in accordance with the normal payroll practices of the Company but no less frequently than monthly. The Vacation Payment, the Compensation Payment and the Expense Payment shall be paid by the Company to Executive in a cash lump sum payment within 30 days after the date of termination.
          (c) For purposes of this Agreement, “Good Reason” shall mean any of the following (without Executive’s express prior written consent):
     (i) A substantial reduction or elimination of Executive’s management responsibility for the operations of the Company’s hospital business, other than in connection with the termination of Executive’s employment by the Company for Cause, by Executive without Good Reason or as a result of Executive’s Permanent Disability or death;
     (ii) A reduction by the Company in Executive’s Base Salary or Target Bonus; or
     (iii) A reduction or elimination of Executive’s eligibility to participate in any of the Company’s employee benefit plans that is inconsistent with the eligibility of similarly situated executives of the Company to participate therein.
          6.2 Permanent Disability. If Executive becomes totally and permanently disabled (as defined in the Company’s Long-Term Disability Benefit Plan applicable to senior executive officers as in effect on the date hereof) (“Permanent Disability”), the Company or Executive may terminate Executive’s employment under this Agreement upon 30 days prior written notice thereof, and Executive shall receive or commence receiving, as soon as practicable:
     (i) amounts payable pursuant to the terms of a disability insurance policy or similar arrangement which the Company maintains during the term hereof;
     (ii) Executive’s Target Bonus in respect of the fiscal year in which his termination occurs, prorated by a fraction, the numerator of which is the number of days of the fiscal year until termination and the denominator of which is 365;
     (iii) the Vacation Payment, the Compensation Payment, and the Expense Payment; and
     (iv) any payments to which he is entitled under any applicable compensation or employee benefit plan or program in which he participates, including but not limited to those referred to in Section 3.3 hereof.

          6.3 Death. In the event of Executive’s death during the term of his employment hereunder, Executive’s estate or designated beneficiaries shall receive or commence receiving, as soon as practicable:
     (i) Executive’s Target Bonus in respect of the fiscal year in which his death occurs, prorated by a fraction, the numerator of which is the number of days of the fiscal year until his death and the denominator of which is 365;
     (ii) any death benefits provided under the employee benefit programs, plans and practices referred to in Section 4.1 hereof, in accordance with their terms;
     (iii) the Vacation Payment, the Compensation Payment, and the Expense Payment; and
     (iv) any payments to which he is entitled under any applicable compensation or employee benefit plan or program in which he participates, including but not limited to those referred to in Section 3.3 hereof.
          6.4 Termination By the Company for Cause or By Executive without Good Reason. (a) The Company shall have the right to immediately terminate the employment of Executive under this Agreement for Cause, and Executive shall have the right to terminate his employment under this Agreement without Good Reason upon 90 days prior written notice to the Company. In the event that Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason, notwithstanding any other provision in this Agreement, Executive shall be entitled only to the Compensation Payment, the Vacation Payment, and the Expense Payment, and shall not be entitled to any further compensation or benefits hereunder including, without limitation, the payment of any bonus in respect of all or any portion of the fiscal year in which such termination occurs.
          (b) As used herein, the term “Cause” shall mean and be limited to (i) willful misconduct by Executive which results in a demonstrable injury (which is other than de minimis or insignificant) to the Company, (ii) willful and continued failure by Executive to perform his material duties with respect to the Company or its subsidiaries, which failure continues beyond 10 days after a written demand for substantial performance of such duties was given to Executive by the Company, or (iii) Executive’s conviction of, or plea of nolo contendere to, a felony or to a misdemeanor involving moral turpitude. Termination of Executive for Cause pursuant to Section 6.4(a) shall be made by delivery to Executive of written notice that, in the reasonable judgment of the Board, Executive was guilty of conduct set forth in any of clauses (i) through (iii) above and specifying the particulars thereof.

     7. Release. Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to pay Executive the Severance Payment pursuant to Section 6.1 in the event Executive’s employment is terminated by the Company without Cause (other than as a result of Executive’s death or Permanent Disability) or by Executive for Good Reason and any options held by Executive to purchase the Company’s common stock shall not be exercisable after the termination of the Executive’s employment hereunder unless the Executive executes and delivers to the Company a release, dated the date of his termination of employment, to the effect that: for good and valuable consideration, the Executive unconditionally releases and covenants not to sue the Company and its subsidiaries and affiliates and directors, officers, employees and stockholders thereof, from any and all claims, liabilities and obligation of any nature pertaining to termination of employment other than those explicitly provided for by this Agreement including, without limitation, any claims arising out of alleged legal restrictions on the Company’s right to terminate its employees, such as any implied contract of employment or termination contrary to public policy or to laws prohibiting discrimination (including, without limitation, the Age Discrimination in Employment Act); and containing such other provisions as the Company may request to effect the purposes of the foregoing release.
     8. Mitigation of Damages. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise after the termination of his employment hereunder.
     9. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

          To the Company:
MedCath Corporation
10720 Sikes Place, Suite 300
Charlotte, North Carolina 28277
Attn: Chief Executive Officer
          with a copy to:
MedCath Corporation
c/o Kohlberg Kravis Roberts & Co.
2800 Sand Hill Road, Suite 200
Menlo Park, California 94025
(Attn: Adam H. Clammer)
          with a copy to:
Hal A. Levinson, Esq.
Moore & Van Allen, PLLC
100 N. Tryon Street, Floor 47
Charlotte, North Carolina 28202-4003
          To Executive:
Phil Mazzuca
[the most recent address
on the Company’s employment
records for Executive]
Any such notice or communication shall be delivered by hand, by telecopy (with machine confirmation) or by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the third business day after the actual date of mailing shall constitute the time at which notice was given.
     10. Separability; Legal Fees. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect. Each party shall bear the costs of any legal fees and other fees and expenses which may be incurred in respect of enforcing its respective rights under this Agreement.
     11. Assignment. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Company, if such successor expressly agrees to assume the obligations of the Company hereunder.
     12. Amendment. This Agreement may only be amended by written agreement of the parties hereto.
     13. Nondisclosure of Confidential Information; Non-Competition; Non-Disparagement. (a) At any time during or after Executive’s employment with the Company, Executive shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information (as hereinafter defined) pertaining to the business of the Company or any of its subsidiaries, except (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information. For purposes of this Section 13(a), “Confidential Information” shall mean non-public information concerning the financial data, strategic business plans, and other non-public, proprietary and confidential information of the Company, its subsidiaries, Kohlberg Kravis Roberts & Co., Welsh, Carson, Anderson & Stowe VII, L.P., or their respective affiliates as in existence as of the date of Executive’s termination of employment that, in any case, is not otherwise available to the public (other than by Executive’s breach of the terms hereof). Confidential Information further includes without limitation customer information, vendors, operations and operating procedures, pricing, financial information, technology, marketing strategies, design of facilities, employment practices, contractual agreements, and trade secrets.
          Executive agrees that both while employed by the Company and following termination of Executive’s employment with the Company at any time in the future:
     (i) Executive will take all reasonable precautions to safeguard all Confidential Information at all times so that it is not communicated to, exposed to, available to, or taken by any unauthorized person and will personally use or disclose such information; and
     (ii) Executive will exercise Executive’s best efforts to assure the safekeeping of the Company’s Confidential Information.

          Upon termination of Executive’s employment with the Company, Executive agrees to immediately return to the Company all Confidential Information and other Company property, including without limitation all originals, copies, computer data, or other records or information. It is understood and agreed that Confidential Information and other property of the Company shall remain at all times the property of the Company.
          (b) Recognizing the fact that Executive will be given or have access to the Confidential Information described in this Section 13 above, and that Executive owes a duty of full loyalty to the Company and its name, reputation and operational interests, Executive agrees that during the period of Executive’s employment with the Company, Executive will not engage in or have an interest in, either directly or indirectly, in any manner, whether as a shareholder, partner, owner, investor, officer, director, advisor, employee, consultant, or in any other capacity, any Competitive Business other than an ownership position of less than 5 percent in any company whose shares are publicly traded.
          In addition, Executive agrees that in the event that Executive’s employment with the Company is terminated for any reason by either party, for a period of one (1) year from the date of termination of employment, Executive will not, either directly or indirectly, whether as a shareholder, partner, owner, investor, officer, director, advisor, employee or consultant with responsibilities which are the same or similar as those which Executive had with the Company, associate with, participate in or have an interest in any Competitive Business (other than an ownership position by Executive of less than 5% in any company whose shares are publicly traded) which is located or which operates within 50 miles of:
     (i) any hospital, hospital cardiology or cardiovascular surgery program or fixed site cardiac catheterization lab in each case which the Company owns, whether all or in part, or manages or the Company’s corporate headquarters, or
     (ii) any location with respect to which the Company was actively developing or negotiating as of the Separation Date to own or manage a hospital, cardiac catheterization lab or a hospital’s cardiology or cardiovascular surgery program (for purposes of this section, the term “actively developing or negotiating” means either definitive documents, a letter of intent, memorandum of understanding or other comparable document had been executed or the material terms thereof were being actively negotiated).

          For purposes of this Section 13, the term “Competitive Business” means any entity that owns or manages hospitals, cardiac catheterization labs or any portion thereof and that derives, directly or indirectly, more than 10% of its gross annual revenue from providing cardiology or cardiovascular-related healthcare services.
          (c) Executive further agrees that in the event Executive’s employment with the Company is terminated for any reason by either party, for a period of one year from the date of termination of employment, Executive shall not, on his own behalf or on behalf of any person, firm or company, directly or indirectly, solicit or offer employment to any person who has been employed by the Company or its subsidiaries at any time during the 12 months immediately preceding such solicitation.
          (d) Executive further agrees that in the event Executive’s employment with the Company is terminated for any reason by either party, he will not communicate orally, in writing or electronically (through, for example, the internet), including but not limited to, at healthcare, financial or other conferences, seminars or meetings or at any other place or time, generally, specifically or by implication to any person or entity any opinions or comments regarding the prospects, competence or skills of the Company or any facts, opinions or comments that could reasonably be expected to reflect adversely upon the other or disparage, degrade, malign or harm the reputation of the Company.
          (e) Executive and the Company agree that the covenants in this Section 13 are reasonable covenants under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of the covenants as to the court shall appear not reasonable and to enforce the remainder of the covenants as so amended. Executive agrees that any breach of the covenants contained in this Section 13 would irreparably injure the Company. Accordingly, Executive agrees that the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments otherwise required by this Agreement and obtain an injunction against Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by Executive.
     14. Beneficiaries; References. Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.
     15. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations, including the provisions of Section 13 herein. The provisions of this Section 15 are in addition to the survivorship provisions of any other section of this Agreement.
     16. Governing Law. This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of North Carolina without reference to rules relating to conflicts of law.
     17. Withholding. The Company shall be entitled to withhold from payment any amount of withholding required by law.
     18. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

MEDCATH CORPORATION
By:	/s/ O. Edwin French
Title: President and Chief Executive Officer

/s/ Phil Mazzuca
Phil Mazzuca